CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 29, 2021, relating to the financial statements and financial highlights of Principal Street High Income Municipal Fund, a series of Managed Portfolio Series, for the year ended August 31, 2021 and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
February 4, 2022